UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 3, 2013
 Date of Report (Date of earliest event reported)

IPG PHOTONICS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-33155 (Commission File No.)	04-3444218 (IRS Employer Identification No.)

50 Old Webster Road
 Oxford, Massachusetts 01540
 (Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code: (508) 373-1100

Not Applicable
 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers: Compensatory Arrangements of Certain Officers
On March 13, 2013, Michael R. Kampfe, a member of the Board of Director of IPG Photonics Corporation (the “Company”), submitted a letter to the Company stating that Mr. Kampfe will not stand for re-election at the Company’s 2013 annual meeting of stockholders. Mr. Kampfe, who has served as a director of the Company since 2011, will serve the remainder of his term that expires at the Company’s 2013 annual meeting of stockholders.  To the Company’s knowledge, Mr. Kampfe’s decision to not stand for re-election is not related to any disagreement with the Company relating to its operations, policies or practices.   Dr. William F. Krupke, who previously announced his plan to retire from the Board of Directors when his current term expires at the Company’s 2013 annual meeting of stockholders, is willing to continue to serve as a director.  The Nominating Committee plans to nominate Dr. Krupke as well as the other eight continuing incumbent directors for election as directors at 2013 annual meeting of stockholders.  These other directors include Dr. Valentin P. Gapontsev, Dr. Eugene Scherbakov, Igor Samartsev, Robert A. Blair, Michael C. Child, Henry E. Gauthier, William S. Hurley and John R. Peeler.

Item 8.01	Other Events

Certain directors and officers of IPG Photonics Corporation (the “Company”) adopt from time to time pre-arranged trading plans (each, a “Plan”) designed to comply with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, and the Company’s policies regarding stock transactions. Under Rule 10b5-1, directors, officers and other persons who are not in possession of material non-public information may adopt a plan or contract for pre-arranged sales of Company securities under specified conditions and at specified times. Using these Plans, insiders can gradually diversify their investment portfolios, spread stock trades out over an extended period of time to reduce market impact and avoid concerns about transactions occurring at a time when they might possess inside information.

The Plan adopted by Angelo P. Lopresti, Senior Vice President, General Counsel and Secretary of the Company, provides for the sale of up to a total of 27,000 shares over a period ending April 2014, unless terminated sooner in certain circumstances. Of these shares, 27,000 shares will be acquired through the exercise of stock options. Shares will be sold under the Plan on the open market at prevailing market prices, subject to minimum price thresholds.

The Plan adopted by Alex Ovtchinnikov, the Company’s Senior Vice President, Components, provides for the sale of up to a total of 55,285 shares over a period ending April 2014, unless terminated sooner in certain circumstances. Of these shares, 11,000 shares will be acquired through the exercise of stock options. Shares will be sold under the Plan on the open market at prevailing market prices, subject to minimum price thresholds.

The Plan adopted by Eugene Scherbakov, Managing Director – IPG Laser GmbH, and Senior Vice President, Europe and a director of the Company, provides for the sale of up to a total of 16,959 shares over a period ending December 2013, unless terminated sooner in certain circumstances. Of these shares, 16,959 shares will be acquired through the exercise of stock options. Shares will be sold under the Plan on the open market at prevailing market prices, subject to minimum price thresholds.

The Plan adopted by The Valentin Gapontsev Trust I, provides for the sale of up to a total of 48,000 shares over a period ending December 2013, unless terminated sooner in certain circumstances.  Shares will be sold under the Plan on the open market at prevailing market prices, subject to minimum price thresholds. Drs. Ovtchinnikov, Scherbakov and Nicholai Platonov and Mr. Lopresti, employees of the Company, are trustees of such Trust.

The Company does not undertake to report Plans that may be adopted by any directors or officers of the Company in the future, or to report any modification or termination of any Plan, except to the extent required by law.

 SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IPG PHOTONICS CORPORATION
March 15, 2012	By:	/s/ Angelo P. Lopresti
Angelo P. Lopresti
Senior Vice President, General Counsel and
Secretary